SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [__]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[_] Confidential. For use of the Commission only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          AGRIBRANDS INTERNATIONAL INC.
                  --------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                  --------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[_]  Fee paid previously with preliminary materials:


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                         AGRIBRANDS INTERNATIONAL, INC.

                             9811 South Forty Drive
                            St. Louis, Missouri 63124

                                    NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 28, 2000

To the Holders of Common Stock of
Agribrands International, Inc.:

Please be advised that the Annual Meeting of Shareholders of Agribrands International, Inc. will be held on Friday, January 28, 2000, at 2:00 p.m. at Gateway Center, One Gateway Drive, Collinsville, Illinois. The purposes of the meeting are:

1. To elect two directors to serve three-year terms expiring at the Annual Meeting of Shareholders to be held in 2003, or until their successors are elected and qualified; and

2. To transact such other business as may properly come before the meeting and any adjournments thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOU EXECUTE, DATE AND RETURN PROMPTLY YOUR PROXY IN THE ENCLOSED ENVELOPE. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                             By Order of the Board of Directors,


                                              /S/ Michael J. Costello
                                             -----------------------------
                                             Michael J. Costello
                                             General Counsel and Secretary

November 23, 1999

                       PROXY STATEMENT - VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The Board of Directors is soliciting proxies to be used at the 2000 Annual Meeting. This proxy statement and the form of proxy will be mailed to shareholders beginning November 29, 1999.


Who Can Vote

Record holders of Agribrands International, Inc. Common Stock on November 22, 1999 may vote at the meeting. On November 22, 1999, there were 10,363,016 shares of Common Stock outstanding. The shares of Common Stock held in our treasury will not be voted.


How You Can Vote

     o By Proxy - Simply mark your proxy, date and sign it, and return it in the envelope provided.

     o In Person - You can come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on November 22, 1999, the record date for voting.


How You May Revoke or Change Your Vote

If you give a proxy, you may revoke it at any time before your shares are voted. You may revoke your proxy in one of three ways:

     o    Send in another proxy with a later date;
     o Notify our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or
     o    Vote in person at the Annual Meeting.


Quorum - A majority of the outstanding shares entitled to vote at this Annual Meeting represented in person or by proxy will constitute a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have authority to do so. Shares represented by proxies that are marked "withheld" with respect to the election of one director will be counted as present in determining whether there is a quorum.

Vote Required - If a quorum is present at our Annual Meeting, the following vote is required for approval:

    Election of Two Directors   A majority  of the shares  entitled  to vote and
                                present in person or by proxy at the meeting must be voted "FOR" each of Mr. McCarty and Mr.
                                Micheletto.

    Other Matters               A majority  of the shares  entitled  to vote and
                                present in person or by proxy at the meeting must be voted "FOR" such other matter. However, the Board does not know of any other matter that will be presented at this Annual Meeting other than the election of two directors.

Shares represented by proxies that are marked "withheld" with respect to the election of a director or which are marked "deny" with respect to other issues will be treated as shares present and entitled to vote. This will have the same effect as a vote against each of Mr. McCarty and Mr. Micheletto and any such other matters. If a broker indicates on the proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, the shares will not be considered as present and entitled to vote with respect to that matter.


Costs of Solicitation

We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited personally or by telephone by our regular employees without additional compensation. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.


Selection of Auditors

Our Board, upon the recommendation of the Audit Committee, appointed PricewaterhouseCoopers LLP as our independent accountant for the current fiscal year. PricewaterhouseCoopers LLP was our independent accountant for fiscal year 1999. A representative of that firm will be present at the 2000 Annual Meeting of Shareholders, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.



                          ITEM 1. ELECTION OF DIRECTORS


The Board of Directors consists of seven members organized into three classes, with one class consisting of three members and two classes consisting of two members, and with each director elected to serve for a three-year term.

Two directors will be elected at our 2000 Annual Meeting to serve for a three-year term expiring at our annual meeting in the year 2003. The Board has nominated H. Davis McCarty and Joe R. Micheletto for election as directors at this meeting. Each nominee is currently serving as a director and has consented to serve for a new term. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person the Board may nominate in his or her place, unless you indicate otherwise.


Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for the election of each director.

The Board of Directors recommends a vote FOR the election of these nominees for election as directors.

                 INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Please review the following information about the nominees and other directors continuing in office. The ages shown are as of August 31, 1999.

         David R. Banks, Director Since 1998, Age 62 (Continuing in Office - Term Expiring 2002.)

         Chairman of the Board and Chief Executive Officer, Beverly Enterprises, Inc. (health care services). Also a director of Nationwide Health Properties, Inc. and Ralston Purina Company.

         Jay W. Brown, Director Since 1998, Age 54 (Continuing in Office - Term Expiring 2002.)

         Principal in Westgate Group, LLC (private equity investment firm), responsible for operational management of portfolio companies. Former President and Chief Executive Officer, Protein Technologies International, Inc. a subsidiary of E. I. DuPont de Nemours and Company (soy protein products), former Vice President, Ralston Purina Company and former Chairman and Chief Executive Officer, Continental Baking Company (fresh bakery products). Also a director of Foodmaker, Inc.

         M. Darrell Ingram, Director Since 1998, Age 66
         (Continuing in Office - Term Expiring 2002.)

         Non-Executive Chairman, First Financial Planners Inc. (private financial services company), and former Non-Executive Chairman, Red Fox Environmental Services, Inc. (pollution control services). Also a director of Ralston Purina Company.

         H. Davis McCarty, Director Since 1998, Age 59 (Standing for election at this meeting for a term expiring 2003.)

         Private consultant for agri business marketing and strategic planning. Former President, Consolidated Nutrition, a subsidiary of Archer
         Daniels Midland and AGP, Inc., and former Chairman and President of Innovative Pork Concepts subsidiary of Central Soya.

         Joe R. Micheletto, Director Since 1998, Age 62 (Standing for election at this meeting for a term expiring 2003.)

         Chief Executive Officer and President, Ralcorp Holdings, Inc. (food products). Also a director of Ralcorp Holdings, Inc. and Vail Resorts, Inc.

         Martin K. Sneider, Director Since 1998, Age 56
         (Continuing in Office-Term Expiring 2001.)


         Adjunct Professor of Retailing, Washington University of St. Louis, Missouri. Former President of Edison Brothers Stores, Inc. (specialty retail). Also a director of CPI Corporation. Edison Brothers filed for protection under Chapter 11 of the Federal Bankruptcy Code in November 1995 and emerged from those proceedings in September 1997. Mr. Sneider had been President of Edison Brothers until April, 1995.

         William P. Stiritz, Director Since 1998, Age 65
         (Continuing in Office-Term Expiring 2001.)

         Chairman of the Board, Chief Executive Officer and President, Agribrands International, Inc. Chairman of the Board, and former Chief Executive Officer and President, Ralston Purina Company. Also Chairman of the Investment Committee of Westgate Group, LLC, (a private equity investment firm). Also a director of American Freightways Corporation, Angelica Corporation, Ball Corporation, The May Department Stores Company, Ralcorp Holdings, Inc., Reinsurance Group of America, Incorporated and Vail Resorts, Inc.

                         BOARD OF DIRECTORS - COMMITTEES

                                                                Nominating &
             Board Member              Board        Audit       Compensation
--------------------------------------------------------------------------------
David R. Banks                           X            X*              X
Jay W. Brown                             X            X               X
M. Darrell Ingram                        X            X               X*
H. Davis McCarty                         X            X               X
Joe R. Micheletto                        X            X
Martin K. Sneider                        X            X               X
William P. Stiritz                       X*

Meetings held in fiscal year 1999        6            2               1

*Chairperson


Audit Committee: Reviews accounting policies and practices, financial reporting, and internal controls. Recommends to the Board the appointment of a firm of independent accountants to examine our financial statements. Reviews with representatives of the independent accountants, Director of Internal Auditing and the Chief Financial Officer the scope of the examination of our financial statements, results of audits, audit costs, and recommendations with respect to internal controls and financial matters. Reviews non-audit services rendered by our independent accountants and periodically meets with or receives reports from principal executive officers. All members are non-employee directors.

Nominating & Compensation Committee: Recommends to the Board nominees for election as directors and executive officers. Makes recommendations to the Board regarding election of directors to positions on committees of the Board and compensation and benefits for directors. Sets the compensation of all corporate officers and administers the Agribrands Non-Qualified Deferred Compensation Plan and the Incentive Stock Plan, including the granting of awards under the latter plan. Reviews the competitiveness of management compensation and benefit programs, and principal employee relations policies and procedures. All members are non-employee directors.


Director Compensation & Attendance

Employee directors receive no compensation other than their normal salary for serving on the Board or its Committees.

Non-employee  directors  receive  the  following  fees for their  service on the
Board:


o        Annual Retainer: $20,000
o        Fee for Each Board Meeting: $1,000
o        Fee for Each Committee Meeting: $1,000

Directors can elect to have these amounts paid in cash, or defer payment until their retirement under the terms of the Deferred Compensation Plan. Under that Plan, any non-management director may elect to defer, with certain limitations, all retainers and fees until retirement or other termination of his directorship. Deferrals may be made in various investment options which mirror the performance of the investment funds offered by our Savings Investment Plan.

We also pay the premiums on directors' and officers' liability and travel accident insurance policies insuring directors.


Mr. McCarty performed consulting services with management on certain operational opportunities and received consulting fees in the amount of $14,600 during the year, of which $5,600 is reimbursement for out of pocket expenses.

During fiscal year 1999, all directors attended 75% or more of the Board and Committee meetings on which they served.


                              CERTAIN TRANSACTIONS

Spin-off and Related Transactions:

Before April 1, 1998, Agribrands was a wholly-owned subsidiary of Ralston Purina Company. On April 1, 1998, Ralston distributed the Common Stock of Agribrands to the Ralston shareholders in a spin-off (the "Spin-off"). We entered into certain agreements with Ralston described below providing for our orderly transition from a Ralston subsidiary to an independent publicly held company.

Agreement and Plan of Reorganization

We entered into an Agreement and Plan of Reorganization with Ralston (the "Reorganization Agreement") documenting the terms of the principal corporate transactions required to effect the Spin-off.


The Reorganization Agreement

         Certain Employee Benefits. Ralston retained or assumed certain employee benefit plan liabilities associated with our U.S. employees and certain former employees.

         Indemnification. Subject to certain exceptions, Agribrands indemnified Ralston from liabilities arising out of the agri-business, and for any violation by us of the Spin-off agreements. Ralston indemnified Agribrands for liabilities arising out of Ralston businesses retained by Ralston and claims by third parties related to the Spin-off.

Notwithstanding the foregoing, neither Ralston nor Agribrands will have any liability to the other for taxes except as provided in the Tax Sharing Agreement described below.

         Certain Post-Spin-off Covenants. Agribrands also agreed not to take any action during a three year period following the Spin-off which may cause the Spin-off to be a taxable transaction, unless Agribrands obtains, in the sole discretion of Ralston either (a) an opinion of tax counsel or (b) a supplemental ruling from the U.S. Internal Revenue Service (the "IRS"), that an action proposed by Agribrands would not cause the Spin-off to be a taxable transaction. We believe that these limitations will not significantly inhibit our activities or our ability to respond to unanticipated developments. The type of transactions subject to this provision are:

         (i) selling or transferring any of our assets, except in the ordinary course of business;

         (ii) repurchasing our capital stock, (except repurchasing in open market transactions up to a total of 2,000,000 shares);

         (iii)    issuing in excess of 2,000,000 new shares of Agribrands;

         (iv)     liquidating or merging with any corporation; and

         (v)      ceasing to engage in the agri-business.


         Covenants Not To Compete. Subject to certain exceptions, for a period of five years following the Spin-off, (a) Ralston and its subsidiaries will not compete anywhere in the world, directly or indirectly, in the international animal feeds and agricultural products business; and (b) Agribrands and its subsidiaries will not compete anywhere in the world, directly or indirectly, in the pet products, battery and lighting products businesses. In addition to any other remedies at law or equity, upon breach of the covenants not to compete, and failure to cure such breach, by either party, the non-breaching party may elect to cancel all or any of the agreements ancillary to the Reorganization Agreement (such as the Trademark Agreement and/or the Technology Agreement).


Tax Sharing Agreement

Until the Spin-off, the agri-business had been included in the consolidated Federal income tax returns of Ralston. As part of the Spin-off, we entered into a Tax Sharing Agreement with Ralston providing, among other things, for the allocation among the parties of United States, state, local and foreign tax liabilities. Ralston will be liable for certain tax liabilities up to the date of the Spin-off, including any liabilities resulting from the audit or other adjustment to previously filed tax returns. Agribrands will be liable for certain foreign tax liabilities attributable to the operation of the agri-business prior to the Spin-off, and United States, state, local and foreign taxes attributable to the agri-business after the Spin-off.

 The Tax Sharing Agreement is not binding on the IRS or foreign tax authorities and does not affect the joint and several liability of Ralston and Agribrands, and their respective subsidiaries, to the IRS or foreign tax authorities for all taxes of the consolidated group of which Ralston is the common parent, for periods before the Spin-off.


Trademark Agreement

Ralston has perpetually licensed to us, on a royalty-free basis, the right to use their trademarks, primarily "Purina"(R) and "Chow"(R), and the "Checkerboard" logo, and certain other trademarks, with respect to animal feeds and agricultural products, subject to the rights of Purina Mills, Inc., which utilizes such trademarks in the United States. We are not permitted to use such trademarks, however, on pet products which Agribrands may produce or distribute, unless the pet product is produced for Ralston or provided by Ralston.


Technology Agreement

We entered into a Technology Agreement with Ralston pursuant to which Ralston has licensed to Agribrands the perpetual right to utilize Ralston's technology for animal feed and other agricultural products on a royalty-free basis, subject to the rights of Purina Mills, Inc. which utilizes such technology in the United States, and to certain rights of DuPont which were assigned by Ralston in connection with its sale of its protein technologies business.


Certain Transactions with Management

On April 7, 1999, we entered into a Separation Agreement with Gonzalo Dal Borgo, our former Vice President for Strategic Product Development who retired on April 30, 1999. A copy of the Separation Agreement was filed with the SEC as an exhibit to our May 31, 1999 Quarterly Report. In the Separation Agreement, we agreed to pay Mr. Dal Borgo a cash severance package having a present value equal to approximately $580,000. A portion of the severance will be paid to Mr. Dal Borgo over the next four years. The cash severance package includes amounts for salary and bonus for a two year period, accrued but unused paid time off for Mr. Dal Borgo, relocation expenses, expected employment search expenses and certain legal and financial planning expenses expected to be incurred by Mr. Dal Borgo as a result of the termination of his employment. The agreement also contains provisions relating to the treatment of Mr. Dal Borgo's other employee benefits with us, including insurance arrangements, his participation in our Savings Investment Plan and Non-Qualified Deferred Compensation Plan and the treatment of stock options which had been previously awarded to Mr. Dal Borgo.


             SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING


To the best of our knowledge, all of the filings for our executive officers and directors required under Section 16(A) of the Securities Exchange Act of 1934 were made on a timely basis in 1999.


                                 OTHER BUSINESS

The Board knows of no business that will be presented for consideration at the 2000 Annual Meeting of Shareholders other than that stated above. Should any such matter properly come before the meeting, votes may be cast pursuant to proxies with respect to any such matter in the best judgment of the person or persons acting under the proxies.

                           OWNERSHIP OF OUR SECURITIES

The table below lists the persons known by us to beneficially own 5% or more of our Common Stock as of November 1, 1999.



       Name and Address of              Number of Shares     % of Shares    Explanatory
        Beneficial Owner               Beneficially Owned    Outstanding        Notes
       -------------------             ------------------    -----------    -----------

Southeastern Asset Management, Inc.        1,301,584            12.18%          (A)
6410 Poplar Ave., Suite 900
Memphis, TN  38119

Highbridge Capital Management, LLC         797,500             7.70%            (B)
767 Fifth Avenue
New York, NY  10153
                                                                8.80%
Greenlight Capital LLC                      912,300                             (C)
420 Lexington Ave., Suite 875
New York, NY  10170



(A) Based on information provided by Southeastern, at September 30, 1999, clients of Southeastern Asset Management, Inc. ("Southeastern"), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and a series of Longleaf Partners Funds Trust ("Longleaf"), an investment company registered under Section 8 of the Investment Company Act of 1940 owned in the aggregate 1,301,584 shares. Southeastern has sole voting power with respect to 101,384 of the shares and shared voting power with Longleaf with respect to 1,179,600 of such shares and no voting power with respect to 20,600 of such shares. In addition, Southeastern has sole dispositive power with respect to 121,984 of such shares and shared dispositive power with Longleaf with respect to 1,179,600 of such shares.


(B) Based on information contained in Amendment No. 1 to Schedule 13G filed by Highbridge Capital Management, LLC ("Highbridge Management") and Highbridge Capital Corporation (Highbridge Capital") on February 25, 1999. Each of Highbridge Capital and Highbridge Management has shared voting power over all 797,500 shares and shared dispositive power over all 797,500 shares.

(C) Based on Amendment No. 2 to Schedule 13D which was filed with the SEC on November 4, 1998 by (i) Greenlight Capital LLC ("Greenlight"); (ii) David Einhorn; and (iii) Jeffrey A. Keswin. Messrs. Einhorn and Keswin are principals of Greenlight, which company provides investment management services to private individuals and institutions. Each of Greenlight, Mr. Einhorn and Mr. Keswin have reported that they have sole voting power and sole dispositive power with respect to all 912,300 shares.


           COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                   Options
      Directors                     Shares       Exercisable                      % of
         and                     Beneficially       Within                       Shares
  Executive Officers                Owned          60 Days        Total      Outstanding(A)
--------------------------       ------------    -----------     -------     --------------
David R. Banks                       470              0              470            *
Jay W. Brown                       2,976              0            2,976            *
M. Darrell Ingram                  1,366 (B)          0            1,366            *
H. Davis McCarty                     921 (C)          0              921            *
Joe R. Micheletto                      0              0                0            *
Martin K. Sneider                  1,000              0            1,000            *
William P. Stiritz                41,155 (D)          0           41,155            *
Bill G. Armstrong                  1,003 (E)          0            1,003            *
Ki Yong Kim                        2,000              0            2,000            *
Eric M. Poole                        750              0              750            *
David R. Wenzel                      725              0              725            *
All Officers and Directors        52,396              0           52,396            *



"Beneficial Ownership" includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. The table above also indicates shares that may be obtained within 60 days upon the exercise of options. An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of the Common Stock as of November 1, 1999.

(A) The number of shares outstanding is the sum of (1) the number actually outstanding on November 1, 1999, and (2) the number of shares of Common Stock which would be issued if all options listed in the Options Exercisable Within 60 Days column were exercised.

(B)      Includes 26 shares of Common Stock held by Mr. Ingram's wife.

(C) Includes 492 shares of Common Stock held in Mr. McCarty's wife's trust of which he serves as co-trustee.

(D) Includes 4,615 shares of Common Stock owned by Mr. Stiritz's wife and 934 shares of Common Stock owned by Mr. Stiritz's son. Mr. Stiritz disclaims beneficial ownership of shares of Common Stock owned by his wife and son.

(E)      Includes 3 shares of Common Stock owned by Mr. Armstrong's wife.

                             EXECUTIVE COMPENSATION


The following table shows compensation for each of the last two fiscal years of our Chief Executive Officer and our other four most highly compensated executive officers ("Named Executive Officers").

For fiscal year 1998, compensation received by the Named Executive Officers was as of the Spin-off of Agribrands by Ralston, that is, for five months rather than for a full fiscal year. Annualized salaries, i.e., the salary amounts which would have been paid to the Named Executive Officers had they been paid for a full year at the rates in effect from the Spin-off date through the end of the fiscal year, are reflected in the "Salary" column. The full amount of bonuses we paid at the end of fiscal year 1998 is reflected in the "Bonus" column. We have not attempted to pro rate bonuses based on the relationship between the period before the Spin-off and the period after the Spin-off.



                           SUMMARY COMPENSATION TABLE
                                                                                          Long Term
                                                                                        Compensation
                                                 Annual Compensation                      (Awards)
                                                                                         Securities
                                                                       Other Annual      Underlying       All Other
          Name and                                                     Compensation        Options       Compensation
     Principal Position      Year       Salary ($)        Bonus ($)         ($)              (#)            ($)(1)
------------------------     ----       ----------        ---------    ------------     ------------     -------------

William P. Stiritz           1999       $      -           $    -       $ 67,220 (2)         500,000      $524,877
Chairman of the Board,       1998       $      -           $    -       $ 30,593           1,000,000      $      -
Chief Executive Officer
  and President

Bill G. Armstrong            1999       $220,000           $143,000     $      -              25,000      $ 16,292
Chief Operating Officer      1998       $200,000           $150,000     $      -              10,000      $  2,423

Ki Yong Kim                  1999       $150,299 (3)       $ 99,968     $ 53,532 (3)(4)        5,000      $239,976 (3)
Chief Operating Officer      1998       $117,036           $100,000     $ 28,468              10,000      $ 38,568
North Asia Region

Eric M. Poole                1999       $239,828 (5)       $100,000     $161,227 (6)           2,500      $ 12,238
Chief Operating Officer      1998       $211,753           $ 70,000     $133,364               5,000      $  2,696
Europe Region

David R. Wenzel              1999       $165,000           $ 82,500     $      -              25,000      $ 11,586
Chief Financial Officer      1998       $150,000           $ 90,000     $      -              10,000      $  1,650


                                       12

(1)      The amounts shown in this column consist of the following:


         (i)      Matching contributions under our Savings Investment Plan:
                  o   Mr. Armstrong, $3,060
                  o   Mr. Poole, $4,671
                  o   Mr. Wenzel, $2,700

         (ii)     Matching   contributions  under  our  Non-Qualified   Deferred
                  Compensation Plan:
                  o   Mr. Armstrong, $8,576
                  o   Mr. Poole, $2,911
                  o   Mr. Wenzel, $4,230

         (iii)    Profit sharing  contributions  under  our  Savings  Investment
                  Plan:

                  o   Mr. Armstrong, $4,656
                  o   Mr. Poole, $4,656
                  o   Mr. Wenzel, $4,656


         (iv) Severance accrual for Mr. Kim for 1999 pursuant to certain severance arrangements described in detail on page 16 under the heading "Severance Plan."

         (v) Key Man Life Insurance premiums in the amount of $5,000,000 paid on the life of Mr. Stiritz having a potential value under certain funding and actuarial assumptions of $524,877. (See Nominating and Compensation Committee Report on Executive Compensation on page 17).

(2) The amount shown in this item includes $30,894 for a company automobile for Mr. Stiritz.

(3) The amounts shown were converted to U. S. Dollars from South Korean Won using the August 31, 1999 exchange rate of 1180.5 South Korean Won to 1 U.S. Dollar.

(4) The amount shown in this item includes $32,529 of interest foregone on key money deposit on residence for Mr. Kim.

(5) The amount shown includes: (i) salary of $200,000, and (ii) $18,966 for the differential in the cost of living between the United States and Spain, and (iii) a U.S. paid premium of $20,862 for his undertaking an assignment in a foreign country.

(6) The amount shown in this item includes expenses we incurred of $113,946 (converted to U.S. Dollars from Spanish Pesetas using the August 31, 1999 exchange rate of 157.38 Spanish Pesetas to 1 U.S. Dollar) in connection with tax gross ups on Mr. Poole's salary and other benefits.




                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                       Potential Realizable Value at
                       Number of       % of Total                                         Assumed Annual Rates of
                      Securities      Options/SARs                                        Stock Price Appreciation
                      Underlying       Granted to      Exercise or                         for Option/SAR Term (2
                     Options/SARs     Employees in     Base Price       Expiration     -----------------------------
     Name             Granted (#)      Fiscal Year      ($/Sh)(1)          Date            5%                 10%
----------------     ------------     ------------     -----------      ----------     -----------------------------
B. G. Armstrong        25,000 (3)       3.47%          $  21.69         9/25/08        $  341,018       $   864,207

K. Y. Kim               5,000 (4)       0.69%          $  21.69         9/25/08        $   68,204       $   172,841

E. M. Poole             2,500 (3)       0.35%          $  21.69         9/25/08        $   34,102       $    86,421

W. P. Stiritz         500,000 (3)      69.37%          $  21.69         9/25/08        $6,820,362       $17,284,137

D. R. Wenzel           25,000 (3)       3.47%          $  21.69         9/25/08        $  341,018       $   864,207

(1)      Market price on date of grant.

(2) Potential realizable value is calculated based on an assumption that the price of the Common Stock appreciates at the annual rates shown (5%, 10%), compounded annually, from the date of grant of option until the end of the option term. The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. We have elected to illustrate the potential realizable value using 5% and 10% assumed rates of appreciation pursuant to the rules of the SEC. This does not represent our estimate or projection of future stock prices; actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Common Stock.


(3)      Stock Option granted is 100% exercisable on September 25, 2003.

(4)      Stock  Appreciation  Right granted is 100% exercisable on September 25,
         2003.


                        FISCAL YEAR END OPTION/SAR VALUES


The following table sets forth fiscal year-end option/SAR values. None of the options reflected in the table were exercisable on August 31, 1999, the end of our fiscal year. No options/SARs were exercised by any of the Named Executive Officers listed below during fiscal year 1999.

                                       Number of Securities                             Value of Unexercised
                                      Underlying Unexercised        Exercise or       In-the-Money Options/SARs
                      Grant        Options/SARs at Year-End          Base Price            at Year-End ($)
                                              (#)
                                 -------------------------------                   ------------------------------
        Name          Date       Exercisable       Unexercisable       ($/Sh)      Exercisable      Unexercisable
        ----          ----       -----------       -------------    -----------    -----------      -------------
B. G. Armstrong       5/29/98            0              10,000        $34.250      $    -           $  143,750
                      9/25/98            0              25,000         21.690           -              673,375

K. Y. Kim             5/29/98            0              10,000         34.250           -              143,750
                      9/25/98            0               5,000         21.690           -              134,675

E. M. Poole           5/29/98            0               5,000         34.250           -               71,875
                      9/25/98            0               2,500         21.690           -               67,338

W. P. Stiritz         5/12/98            0           1,000,000         36.680           -           11,945,000
                      9/25/98            0             500,000         21.690           -           13,467,500

D. R. Wenzel          5/29/98            0              10,000         34.250           -              143,750
                      9/25/98            0              25,000         21.690           -              673,375


                                  GRANTOR TRUST


We have established and funded an irrevocable grantor trust to provide a source of funds to assist us in meeting our obligations under certain employee benefit plans and programs in which the Named Executive Officers, as well as other employees, participate. At the present time, assets of the trust consist primarily of funds deposited with the trustee for investment in investment options which mirror the performance of the investment funds offered by our Savings Investment Plan. If we default in our funding obligations under the trust, payment of obligations under such plans and programs will immediately accelerate unless the employee elects to defer payment.


          CHANGE-IN-CONTROL AND TERMINATION OF EMPLOYMENT ARRANGEMENTS


We have entered into Management Continuity Agreements with the Named Executive Officers. The agreements provide that the officers will receive severance compensation in the event of their voluntary or involuntary termination after a change in control of Agribrands. The compensation provided would be in the form of (i) a lump sum payment equal to the present value of continuing their respective salaries and bonuses for a specified period following termination of employment, and (ii) the continuation of other employee benefits for the same period. The initial applicable period will be two years for the Named Executive Officers in the event of an involuntary termination of employment (including a constructive termination), and one year in the event of a voluntary termination of employment, which periods will be subject to reduction for periods the relevant individual remains employed following a change in control. No payments would be made if the Officer terminates employment because of death, disability or normal retirement, or for cause. Payments would not continue beyond the Officer's normal retirement date.

Contracts governing stock options and stock appreciation rights provide that upon a change in control of Agribrands all terms, conditions, restrictions and limitations in effect with respect to any unexercised awards lapse and no other terms and conditions will be applied, and any unexercised, unvested, unearned or unpaid shares become 100% vested.


                                 SEVERANCE PLAN


Our Korean affiliate, in accordance with Korean Labor Law, provides lump sum severance payments to employees upon termination of employment. The Korean affiliate offers an enhanced severance plan for its executive officers in lieu of the Korean-mandated obligation. This severance plan is partially funded. Mr. Kim, as the chief executive officer of the Korean affiliate, participates in this severance plan. His severance accrual is calculated based upon his current salary (consisting of salary, bonus and certain benefits), years of service and a multiplier based on position within the Korean affiliate. For the purpose of calculating this severance benefit, Mr. Kim had, as of August 31, 1999, 26 years of credited service, calculated to the nearest year. Credited service is based upon employment by our Korean affiliate and includes the period the affiliate was owned by Ralston, our former parent corporation. Earnings used in calculating benefits under the severance plan previously described are approximately equal to amounts included in the Salary and Bonus columns in the Summary Compensation Table on page 12. If Mr. Kim's employment with us would have been terminated as of the end of fiscal year 1999, his lump-sum severance payment would have been $925,751 pursuant to this severance plan.

                       NOMINATING & COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION


I.       Nominating and Compensation Committee

The Nominating and Compensation Committee (the "Committee") is comprised of non-management directors free from interlocking or other relationships that might be considered a conflict of interest. The Committee approves all direct and indirect compensation of all executive officers, including base salary, bonuses, and long-term stock-based awards such as stock options and restricted stock. In accordance with the SEC rules, the Committee has provided the following report regarding executive compensation.

II.      Executive Officer Compensation


The Spin-off of our businesses from Ralston on April 1, 1998, was intended to be a "triggering event" to introduce sharp focus and urgent action across all areas of the business. The Committee expects that executive officer compensation, like other performance levers, will be modified over time to fit the comprehensive strategies that arise within this new context.

The long-term objective of our compensation and other human-resource-related programs is to attract, retain and motivate employees and managers who afford us an advantage over our competitors and can appropriately direct our response to broader strategic options for creating shareholder value. In applying this general objective to the Named Executive Officers, the Committee annually reviews its Management Incentive Program, base salary increases, benefits, and periodically approves additional stock-based compensation.

The Committee generally attempts to combine these forms of compensation in such a way as to provide the opportunity for highly competitive total compensation, but such that "at-risk" compensation (that is, compensation dependent on retrospective measurement of personal and Agribrands' performance) is more heavily weighted than is the norm for comparable companies. The Committee monitors compliance with this objective by comparing the combined program with data representing salaries at the 25th percentile and total cash compensation at the 75th percentile of those in a broad-based index provided by external compensation consultants. The Committee uses this broad-based index rather than the comparable companies listed in the stock performance chart because of the limited number of industry-specific comparisons available and in recognition that we compete for management talent against the larger universe of companies which require expertise in international management and finance.

The Management Incentive Program for 1999 established target bonuses (as a percentage of salary) based on the percent of growth in net earnings per share, either on a global or regional basis, and the achievement of individual goals (a combination of quantitative and qualitative goals specific for each person).

Increases or decreases from the target depended on the individual's and Agribrands' performance against the stated goals. Bonuses for the Named Executive Officers (not including our Chief Executive Officer - see below) were then determined by applying the resulting formula against achievement levels. Performance against personal goals is formally evaluated and documented at year end.

Salaries for the Named Executive Officers (other than our Chief Executive Officer) were based on review of the broad-based index data and consideration of the Officer's performance and demonstrated competencies versus the full requirements of the position.

Consistent with the objectives of more heavily weighting at-risk components of compensation and establishing a connection between employee interests and those of the shareholders, in fiscal 1999, the Committee granted 57,500 non-qualified stock options and stock appreciation rights to the Named Executive Officers (other than our Chief Executive Officer) under our Incentive Stock Plan. The Committee expects to utilize stock options or stock appreciation rights in the future to accomplish a variety of goals including increased emphasis on long-term value creation and management retention.


III.     Chief Executive Officer Compensation


Prior to our Spin-off from Ralston, it was established that our Chief Executive Officer would receive stock options in lieu of salary for a period of five years. This decision was based on a desire to (1) ensure retention of our Chief Executive Officer for the first five years of operation for the new company, (2) provide appropriate compensation for our Chief Executive Officer without the need for substantial cash outlays, and (3) fully align the interests of our Chief Executive Officer with those of our shareholders.

In fiscal year 1998, our Chief Executive Officer was granted 1,000,000 non-qualified stock options, utilizing a formula proposed by external compensation consultants (based on a modified Black-Scholes methodology). The grant was intended to provide him with the potential to receive the present value equivalent to five year's compensation for a Chief Executive Officer of comparably-sized companies and with experience equivalent to our Chief Executive Officer. At the beginning of fiscal year 1999, the Committee, based on the then trading range of the stock, approved a second grant of 500,000 non-qualified stock options to our Chief Executive Officer. The total number of non-qualified options granted was within the range originally proposed by the external compensation consultants. Each of the grants of options vests on the fifth anniversary of the date of the grant.

During fiscal year 1999, we funded a $102 million insurance policy on the life of our Chief Executive Officer. The principal purpose of entering into this program was to provide us flexibility to respond to any crises or perceived crises that might arise upon the unexpected death of our Chief Executive Officer, especially given the attention placed on the significance of his role at the time of the Spin-off. We elected to use a split-dollar program for this policy which allows additional funding within the program to accrue without tax and may provide a cash-value benefit to our Chief Executive Officer at the end of the program. Depending on investment earnings, this structure may enable us to achieve the insurance objective at a lower cost than we would realize paying for a term policy. In order to take advantage of this structure, we funded the program with $5 million in fiscal year 1999. This Proxy Statement indicates compensation of $524,877 for our Chief Executive Officer related to this funding. This amount was computed using a formula required for disclosure purposes, but, without additional funding by us, it is not certain whether any benefit will actually accrue to our Chief Executive Officer. Any potential future benefit for our Chief Executive Officer (in the form of cash value at the end of year seven of the program), will be dependent on investment earnings within the program and additional funding by us, if any.


IV.      Discretionary Profit Sharing Contribution to Savings Investment Plan


Based on fiscal year 1998 financial performance of Agribrands, the Committee approved a discretionary profit sharing contribution to employees accounts in the Savings Investment Plan. The aggregate amount we contributed to the Plan did not exceed $85,000. The allocation among employees, including the Named Executive Officers (other than our Chief Executive Officer), ranged between 1.79% and 2.99% of individual compensation.



                   M. D. Ingram-Chairman        D. R. Banks
                   J. W. Brown                  M. K. Sneider
                   H. D. McCarty

                                PERFORMANCE GRAPH


The graph displayed below is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects our forecast on future financial performance.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Nominating and Compensation Committee Report on Executive Compensation set forth above shall not be incorporated by reference into any such filings.

The following line graph shows the cumulative total shareholder return on a $100 investment in our Common Stock in comparison to cumulative total return of the stocks in the S&P 500, S&P SmallCap 600, MSCI EAFE and International Feed Producers Indices.

The International Feed Producer Index is a company-constructed index. The index is a market value weighted average in U.S. Dollars of selected publicly-traded international animal feed producers, consisting of: Charoen Pokphand Feedmill Public Co. (Thailand), Charoen Pokphand Indonesia, Gold Coin Berhad (Malaysia), Gyomarc'h Nutrition Animale (France), Nutreco Holding BV (Netherlands), Ridley Canada, Ltd., Ridley Corp. Ltd. (Australia) and Woo Sung Feed Company (Korea). We note that the value stated for the International Feed Producers Index for 8/31/98 in last year's proxy statement was incorrectly stated as $98.34. The correct value of $78.14 is stated this year. This will be the last year we use this index for comparison purposes. This fiscal year we were added to the S&P SmallCap 600 Index, and we believe that due to the difficulty of compiling the data for the company-constructed index that this index offers a simpler and more familiar measure for comparison of our performance.

The MSCI EAFE Index (Morgan Stanley Capital International-Europe, Australia and Far East Index) is a market value weighted average of approximately 1,100 securities listed on exchanges in Europe, Australia, New Zealand and Asia, but, does not include U.S. listed securities. Since we conduct substantially all of our business outside of the United States, we believe that this index provides a useful comparison.

                 Comparison of Total Return on $100 Invested in
        Agribrands International, Inc. Common Stock on April 1, 1998 vs.
      S&P 500, S&P SmallCap 600, MSCI EAFE and International Feed Producers

The graph depicts the following returns:


                            S&P           S&P           MSCI      International
            Agribrands      500       SmallCap 600      EAFE      Feed Producers
            ----------     ------     ------------     ------     --------------
4/1/98       100.00        100.00        100.00        100.00         100.00
8/31/98       81.18         86.39         70.25         88.59          78.14
8/31/99      135.54        119.15         86.52        109.74         130.96


                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING


Proposals of shareholders intended to be presented at our 2001 Annual Meeting scheduled to be held on January 26, 2001 must be received by Agribrands by July 31, 2000 for inclusion in our Proxy Statement and proxy relating to that meeting.

In order for a shareholder to nominate a candidate for director, under our Bylaws we must receive timely notice of the nomination in advance of the meeting. Ordinarily, such notice must be received not less than 90 days before the meeting or before October 29, 2000 for the 2001 Annual Meeting. The shareholder filing a notice of nomination must include information about the nominee, such as name, address, occupation and shares held.


In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company prior to October 29, 2000. The notice must include a description of the proposed business, the reasons therefor, and other specified matters.

Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement, proxy and/or Annual Meeting agenda under regulations governing the solicitation of proxies.


In each case, the notice must be given to our Secretary, whose address is 9811 South Forty Drive, St. Louis, Missouri 63124. Any shareholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary.


By order of the Board of Directors,


 /S/ Michael J. Costello
------------------------
Michael J. Costello
Secretary

November 23, 1999

                                                                           Annex

[LOGO]
                         AGRIBRANDS INTERNATIONAL, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                          JANUARY 28, 2000 AT 2:00 P.M.
          AT GATEWAY CENTER, ONE GATEWAY DRIVE, COLLINSVILLE, ILLINOIS

The undersigned appoints William P. Stiritz and Michael J. Costello, and each of them, lawful attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Agribrands International, Inc. to be held on January 28, 2000, and at any adjournments thereof, and to vote in accordance with the instructions on the reverse side all shares of Common Stock of the Company which the undersigned is entitled to vote.


               IMPORTANT -- PLEASE SIGN AND DATE ON BACK OF CARD.
             RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE;
                              NO POSTAGE NECESSARY.
--------------------------------------------------------------------------------
                          DETACH AND RETURN PROXY CARD

                                    IMPORTANT
                     PLEASE VOTE THE ABOVE PROXY CARD TODAY!
                         YOUR PROMPT RESPONSE WILL SAVE
                       THE EXPENSE OF ADDITIONAL MAILINGS.

       IF YOU REQUIRE SPECIAL ARRANGEMENTS TO PARTICIPATE AT THIS MEETING,
           PLEASE CONTACT THE COMPANY'S INVESTOR RELATIONS DEPARTMENT
                     AT (314) 812-0504 PRIOR TO THE MEETING.

              IF YOUR ADDRESS HAS CHANGED, PLEASE BE SURE TO NOTIFY
                          INVESTOR RELATIONS PROMPTLY.

                          RETAIN ADMISSION TICKET BELOW
--------------------------------------------------------------------------------
                                ADMISSION TICKET

                    FOR PRE-REGISTRATION, PLEASE SIGN BELOW.
             PRESENT THIS CARD AT THE ENTRANCE TO THE MEETING ROOM.

                         AGRIBRANDS INTERNATIONAL, INC.
                       2000 ANNUAL MEETING OF SHAREHOLDERS

                                 GATEWAY CENTER
                    ONE GATEWAY DRIVE, COLLINSVILLE, ILLINOIS
                           THURSDAY, JANUARY 28, 2000
                                    2:00 P.M.

               SIGNATURE_________________________________________

The proxies are directed to vote as specified.

If no direction is given, the proxies will vote FOR all nominees listed below and in their discretion on all other matters coming before the meeting and any adjournment thereof. The Board of Directors recommends a vote FOR all nominees for election as directors.

1.  Election of Directors:
    H. Davis McCarty
    Joe R. Micheletto        FOR [__]       WITHHELD [__]


For, except vote withheld from the following nominee:


-------------------------------


2. Discretionary authority to vote other matters properly brought before the meeting:
                             GRANT [__]     DENY   [__]


Check here if you plan to attend the annual meeting.    [__]


     Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title of such.


                                           -------------------------------------

                                           -------------------------------------
                                           Signature(s)/(Title(s)           Date

--------------------------------------------------------------------------------
                          DETACH AND RETURN PROXY CARD

        IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING,
                WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON.

                    TO MAKE SURE YOUR SHARES ARE REPRESENTED,
             WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ABOVE.

                       IF YOU PLAN TO ATTEND THE MEETING,
                  PLEASE MARK THE BOX ON THE PROXY CARD ABOVE.

                          RETAIN ADMISSION TICKET BELOW
--------------------------------------------------------------------------------




                                      [MAP]